Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)—August 21, 2018

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.043769 per unit, payable on September 17, 2018 to unitholders of record on August 31, 2018. The distribution primarily represents oil production during the month of May 2018 and natural gas production during April 2018.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	58,110	1,875	400,200	13,340	$62.82	$2.58
Prior Month	55,566	1,852	394,953	12,740	$62.81	$2.50

Oil cash receipts for the properties underlying the Trust totaled $3.7 million for the current month, an increase of $0.2 million from the prior month distribution period due to an increase in volumes. In addition to one more day of production in May compared to April, payment timing differences caused volume fluctuations.

Natural gas cash receipts increased slightly from the prior distribution period to $1.0 million in the current month primarily due to a three percent increase in the realized wellhead price as compared to the prior month. Natural gas sales volumes increased due to payment timing differences associated with operators in the Permian Basin.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, were $2.5 million, consistent with the prior month. Capital expenditures were $0.2 million in the current month. Total direct operating expenses and capital expenditures relate to expenses incurred in June 2018.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses and the outcome of the bankruptcy proceedings involving Enduro Resource Partners, including the expected sale contemplated by the Purchase and Sale Agreement between Enduro Resource Partners and COERT Holdings I LLC for the properties underlying the Trust and all of the outstanding Trust units owned by Enduro Resource Partners. The Trust has not filed a Chapter 11 petition and expects to continue in the normal course without disruption to the unitholders. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 12, 2018. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555